AMENDMENT NO. 7
                            TO AGREEMENT AND PLAN OF
                            REORGANIZATION AND MERGER
                     BY AND AMONG U.S. ENERGY SYSTEMS, INC.,
                            USE ACQUISITION CORP. AND
                      ZAHREN ALTERNATIVE POWER CORPORATION


                  This Amendment No. 7 to Agreement and Plan of Reorganization and Merger (the "Amendment") is made as of the 10th day of February, 2003 by and between U.S. Energy Systems, Inc. ("Parent") and), and US Energy Biogas Corp. (formerly known as Zahren Alternative Power Corporation (the "Surviving Corporation")), as the surviving corporation of the merger with USE Acquisition Corp.("Merger Sub"). Unless indicated otherwise, capitalized terms shall have the same meanings herein as they have in the Merger Agreement (as defined below).

                               W I T N E S S E T H

                  WHEREAS, Parent, Merger Sub and the Surviving Corporation previously entered into that certain Agreement and Plan of Reorganization and Merger dated as of November 28, 2000 as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5 and Amendment No. 6 (collectively the "Merger Agreement"); and

                  WHEREAS, the Parent and the Surviving Corporation now wish to amend the Agreement.

                  NOW, THEREFORE, in consideration of $10.00 and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Clause (B) of Section 2.01(a) of the Merger Agreement is hereby amended by deleting the existing clause in its entirety and inserting in its place the following clause: (B) a contingent obligation of Merger Sub to pay $800,000 in cash on March 14, 2003 (the "Contingent Merger Payment") (of which Contingent Merger Payment 62.5% of the payment is guaranteed severally but not jointly by USE and 37.5% of the payment is guaranteed severally but not jointly by CSHC pursuant to guarantees of USE and CSHC, respectively (the "Guarantees"), substantially in the form of Exhibits 2.01(a-2) and 2.01(a-3)),

                 2. Parent and Surviving Corporation hereby waive until March 14, 2003 compliance with section 2.05(a)(ii) of the Merger Agreement to the extent of the submission of the response and objection to the Draft Effective Date Balance Sheet.

                  3. Except as amended hereby, the Merger Agreement is as hereby ratified and confirmed and, as so amended, remains in full force and effect on the date hereof.
                  IN WITNESS WHEREOF, Parent and the Surviving Corporation have caused this Agreement to be executed as of the date first written above.

                                           U.S. ENERGY SYSTEMS, INC.


                                           By:   /s/ Goran Mornhed
                                                     -------------
                                               Name: Goran Mornhed
                                              Title: Chief Executive Officer


                                            US ENERGY BIOGAS CORP


                                            By: /s/ Goran Mornhed
                                                    -------------
                                              Name: Goran Mornhed
                                             Title: Chief Executive Officer


CONSENTED TO BY:

MAJOR SHAREHOLDER AGENT:
AJG FINANCIAL SERVICES, INC.

By:/s/ John C. Rosengren
       -----------------
Name:  John C. Rosengren
Title: Vice President and General Manager